Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

LIMBACH HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	46-5399422
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number.)

31-35th Street

Pittsburgh, Pennsylvania 15201

(412) 359-2100

 (Address of Principal Executive Offices, including Zip Code and Telephone Number)

LIMBACH HOLDINGS, INC. OMNIBUS INCENTIVE PLAN

(Full Title of the Plan)

Scott Wright, Esq.
General Counsel
31-35th Street

Pittsburgh, Pennsylvania 15201

(412) 359-2100

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Joel L. Rubinstein, Esq.

Elliott M. Smith, Esq.

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

(212) 294-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer ☐ Accelerated Filer ☐

Non-Accelerated Filer ☐ (Do not check if a smaller reporting company) Smaller Reporting Company ☒

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share, to be issued pursuant to awards to be granted under the Limbach Holdings, Inc. Omnibus Incentive Plan, as amended	800,000 shares	$13.52(2)	$10,816,000(2)	$1,253.57

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Limbach Holdings, Inc. Omnibus Incentive Plan (the “Plan”), and also covers an indeterminate number of additional shares of Common Stock that may be offered or sold pursuant to such plan as a result of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The price is computed based upon the average of the high and low sales prices of the Registrant’s Common Stock on August 29, 2017, as reported on the NASDAQ Capital Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers the offer and sale of 800,000 shares of Common Stock, par value $0.0001 per share, of Limbach Holdings, Inc. (the “Company”) for issuance under the Plan.

PART I

INFORMATION REQUIRED IN PROSPECTUS

The documents containing the information required in this Part I will be delivered to the participants in the Plan, as specified in Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed with the SEC by the Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(1)	Annual Report on Form 10-K for the year ended December 31, 2016, filed on April 17, 2017 (File No. 001-36541);

(2)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, filed on May 15, 2017 and June 30, 2017, filed on August 14, 2017 (File Nos. 001-36541);

(3)	Current Reports on Form 8-K filed on June 9, 2017 and July 17, 2017 (File Nos. 001-36541); and

(4)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-1 (File No. 333-195695) filed with the SEC on May 5, 2014, as thereafter amended, and incorporated into the Company’s Registration Statement on Form 8-A (File No. 001-36541) filed on July 14, 2014, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by us only as authorized in each specific case upon a determination by the stockholders, disinterested directors or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Our Second Amended and Restated Certificate of Incorporation (“amended and restated certificate of incorporation”) provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware General Corporation Law as it now exists or may in the future be amended.

We have entered into agreements with our directors to provide contractual indemnification in addition to the indemnification provided in our amended and restated certificate of incorporation. We believe that these provisions and agreements are necessary to attract qualified directors. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her actions, regardless of whether the bylaws would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion of Winston & Strawn LLP
23.1	Consent of Crowe Horwath LLP
23.2	Consent of Winston & Strawn LLP (contained in the opinion filed as Exhibit 5.1 hereto)
24.1	Power of Attorney (included on signature page to this Registration Statement)
99.1	Limbach Holdings, Inc. Omnibus Incentive Plan, as amended (incorporated by reference from Annex C of the Company’s Registration Statement on Form S-4 (No. 001-35176) filed with the SEC on April 15, 2016)

Item 9. Undertakings.

The Company hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(3)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on August 30, 2017.

LIMBACH HOLDINGS, INC.

By:	/s/ Scott Wright
	Name:	Scott Wright
	Title:	General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Charles A. Bacon, III, John T. Jordan, Jr. and Scott Wright and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable in order to enable the Company to comply with the Securities Act and any requirements of the SEC in respect thereof, in connection with the filing with the SEC of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles A. Bacon, III	President and Chief Executive Officer and Director	August 30, 2017
Charles A. Bacon, III	(Principal Executive Officer)

/s/ John T. Jordan, Jr.	Chief Financial Officer	August 30, 2017
John T. Jordan, Jr.	(Principal Financial and Accounting Officer)

/s/ Gordon G. Pratt	Director	August 30, 2017
Gordon G. Pratt

/s/ Larry G. Swets, Jr.	Director	August 30, 2017
Larry G. Swets, Jr.

/s/ David S. Gellman	Director	August 30, 2017
David S. Gellman

/s/ Norbert Y. Young	Director	August 30, 2017
Norbert W. Young

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Winston & Strawn LLP
23.1	Consent of Crowe Horwath LLP
23.2	Consent of Winston & Strawn LLP (contained in the opinion filed as Exhibit 5.1 hereto)
24.1	Power of Attorney (included on signature page to this Registration Statement)
99.1	Limbach Holdings, Inc. Omnibus Incentive Plan, as amended (incorporated by reference from Annex C of the Company’s Registration Statement on Form S-4 (No. 001-35176) filed with the SEC on April 15, 2016)